Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated May 18, 2015 relating to the financial statements and financial highlights of John Hancock Select Growth Fund and John Hancock Strategic Growth Fund, both series of John Hancock Fund III, appearing in the March 31, 2015 Annual Reports to Shareholders. We also consent to the references to us under the headings “Experts” and “Appendix A- Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our report dated May 18, 2015 relating to the financial statements and financial highlights appearing in the March 31, 2015 Annual Reports to Shareholders of John Hancock Select Growth Fund and John Hancock Strategic Growth Fund, both series of John Hancock III. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the July 1, 2015 Prospectus and Statement of Additional Information of John Hancock Select Growth Fund and John Hancock Strategic Growth Fund.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 17, 2015